E xhibit (h.10)

ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of August 13, 2008, between Heartland Group, Inc., organized as a corporation under the laws of the State of Maryland (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

WHEREAS,                                is the Fund’s investment adviser and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.           ALPS Appointment and Duties.

(a)
The Fund hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and ALPS shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent ALPS would be for its own acts.

(c)
ALPS agrees to provide services described herein in accordance with the Performance Standards set forth in Exhibit 1 of Appendix B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.  The Performance Standards are subject to all terms and conditions of this Agreement, including without limitation, provisions relating to force majeure and standard of care, and ALPS shall not be subject to the Performance Standards when (i) ALPS has declared a disaster and must operate pursuant to its business interruption plan; and/or (ii) in the case of events beyond ALPS’ reasonable control, including without limitation, force majeure events as set forth in Section 5 herein.  In addition, it is understood and agreed that the Performance Standards are dependent upon timely cooperation and timely authorization by the Fund, its investment adviser or custodian or other authorized third parties.

2.           ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.           Right to Receive Advice.

(a)
Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any authorized service provider on behalf of the Fund and the advice ALPS receives from counsel, the Fund and ALPS shall mutually agree upon the directions, advice or instructions to follow. Upon request, ALPS will provide the Fund with a copy of the advice of counsel received pursuant to Section 3(b).

4.           Standard of Care; Limitation of Liability; Indemnification

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund;

(ii)	any reasonable error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)
ALPS’ reliance on any instruction, direction, notice, instrument or other information provided by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund that ALPS reasonably believes to be genuine; or

(iv)	any other action or omission to act which ALPS properly takes in connection with the provision of services to the Fund pursuant to this Agreement.

(c)
ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)
In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification,  and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim.  The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent.

5.
Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable

6.
Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.
Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  In the event ALPS receives a request or demand for the inspection of records related specifically to the Fund, ALPS will promptly notify the Fund of such request in writing and obtain instructions from the Fund as to the handling of such request.

8.
Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

9.
Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

10.           Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)
In the event of the termination of this Agreement, ALPS shall, at the Fund’s expense, provide reasonable cooperation to the Fund in the movement of all records (in all media) and materials of the Fund to a successor administrative agent.

11.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end registered investment company.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)	The Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

12.
Documents. The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.
Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

14.
Liaison with Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

15.
Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

16.           Duration and Termination of this Agreement.

(a)
Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 16(c) hereof. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term it will cause substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay ALPS, as liquidated damages for such termination, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Termination Payment”). The parties agree that the Termination Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(b)
Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 16(c) hereof.

(c)
Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. For purposes of this Section 16, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)
Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (in the case of termination by the Fund, at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

17.
Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

18.
Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

19.
Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

20.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

21.
Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Fund:

Heartland Group, Inc.
789 North Water Street, Suite 500
Milwaukee, Wisconsin 53202
Attn: Secretary
Fax:

22.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste
Name: Paul T. Beste Title: Vice President and Secretary

ALPS FUND SERVICES, INC.

By: /s/ Jeremy O. May
Name: Jeremy O. May Title: Managing Director

APPENDIX A

LIST OF PORTFOLIOS

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

APPENDIX B

SERVICES

Administrative

•	Coordinate, prepare and review semi-annual and annual financial statements in accordance with generally accepted accounting principles including:

(i)           Schedule of Investments
(ii)          Statement of Assets and Liabilities
(iii)         Statement of Operations
(iv)         Statement of Changes in Net Assets
(v)          Financial Highlights
(vi)         Statement of Cash Flows, as necessary
(vii)        Notes to Financial Statements.

•	Coordinate the preparation and review of the Fund’s SEC filings, including:

(i)	Form N-SAR
(ii)	Form N-CSR
(iii)	Form N-Q
(iv)	Form N-PX
(v)	Form 24f-2

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party (other than affiliates of ALPS).

•
Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund’s independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

•	On a monthly basis, based on information provided to ALPS, monitor the Fund’s compliance with:

(i)	SEC diversification requirements, as applicable
(ii)	Status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended
(iii)	Investment restrictions described in the Fund’s registration statement

•	Calculate monthly total return performance calculations for each Fund Portfolio and class of shares.

•	Provide assistance to the Fund related to quarterly meetings by preparing board reports regarding services provided by ALPS, as requested by the Fund.

•	Monitor monthly expense ratios for each Fund Portfolio and class of shares.

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid for each Fund Portfolio and class of shares.

•	Manage fund invoice approval and bill payment process.

•	Maintain and coordinate Blue Sky registration for each Fund Portfolio and class of shares.

•	Report performance and other Fund information to outside reporting agencies as directed by the Fund, including Morningstar, etc.

Bookkeeping and Pricing

•	Compute, on a daily basis, net asset value for each class of shares of each Portfolio of the Fund in accordance with the Fund’s prospectus.

•	Transmit daily NAVs to NASDAQ, transfer agent, adviser and other third parties.

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Reconcile cash and investment balances with the custodian.

•
Maintain and keep current all books and records of the Fund as required by the 1940 Act, and the rules thereunder, in connection with ALPS’ duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

(i)	Cash receipts journal
(ii)	Cash disbursements journal
(iii)	Dividend records
(iv)	Security purchases, sales and loans - portfolio securities journals
(v)	Subscription and redemption journals
(vi)	Security ledgers
(vii)	Broker ledger
(viii)	General ledger
(ix)	Daily expense accruals
(x)	Daily income accruals
(xi)	Foreign currency journals
(xii)	Trial balances
(xiii)	Historical tax lots for each security.

Tax

•	Perform monthly, quarterly or annual distribution calculations, as appropriate, including distributions necessary to avoid excise tax.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements.

•	Perform wash sale deferral and tax straddle deferral activity analysis.

EXHIBT 1 TO APPENDIX B

PERFORMANCE STANDARDS

In the event that ALPS fails to meet a Performance Standard in any particular month, ALPS agrees to take appropriate corrective measures during the following month in order to be in compliance with such standard at the end of such following month.  In the event that ALPS fails to meet the same Performance Standard in three months (the third of such three months being referred to as the “Trigger Month”) in any six-month period, the fees payable to ALPS for the month following the Trigger Month shall be reduced as set forth in the table below.  Measurements and reporting of the Performance Standards will occur at the ALPS services team level.

Item	Standard	Fee Reduction
Delivery of Financial Services Files: • Fund • Price • Position • Security • Tax Lot • Issuer • Rate • BSFile	100% of files delivered by 6:00 p.m. CT each business day	$500
Daily Cash File	Delivery by 9:30 a.m. CT	$250
Custody Reconciliation	Delivered daily by 10:00 a.m. CT	$250
Monthly Performance File	5th business day following each month end.	$200
Monthly Expense Invoices and Payment Request Submitted to the Fund	7th and 20th day calendar day of each month end.	$200
Quarterly Accrual Analysis	20th calendar day of April, June, September and December for each fiscal quarter (exception for 1st quarter which will be 25th calendar day following fiscal quarter end)	$200
Board Reporting Files/Data As Agreed Upon for Quarter End	10th calendar day for reports identified as Pricing Committee reports and 25th calendar day following each fiscal quarter end	$200
Monthly Tax Summary – Book Basis	20th calendar day following each month end, except for quarter end.	$100
Quarterly Tax Summary – Tax Basis	25th calendar day following each fiscal quarter end.	$100

APPENDIX C

COMPENSATION

Annual Fee: Greater of $550,000 annual minimum or:

(i)	4.0 basis points of the Portfolios’ average net assets between $0 - $500M; and
(ii)	3.0 basis points of the Portfolios’ average net assets between $500M - $1B; and
(iii)	1.5 basis points of the Portfolios’ average net assets over $1B.

Pass-through at cost of out-of-pocket expenses, including: third-party security pricing and/or data fees; Bloomberg fees; Gainskeeper fees; Blue Sky fees; control review reports; travel expenses; customized programming/enhancements; and other expenses which may occur at the direction of the Fund.